Exhibit 99.1

                 Mitek Systems' Delisting From Nasdaq Delayed,
                   Pending Outcome of April 22, 2004 Hearing


    POWAY, Calif., April 5 /PRNewswire-FirstCall/ -- Mitek Systems, Inc. (Nasdaq: MITK), today announced that a date has been set for a hearing with Nasdaq to review issues that relate to the Company's non-compliance with Nasdaq's minimum stockholders' equity requirements. The hearing, which will be conducted before a Nasdaq Listing Qualifications Panel, has been scheduled for April 22, 2004. As a result of the scheduled hearing, the automatic delisting of the Company's common stock from Nasdaq -- required under current exchange rules -- has been stayed pending the outcome of the hearing.


    About Mitek Systems

    Mitek Systems is a premier provider of check fraud protection solutions and check imaging software for the banking industry, and an established global supplier of embedded software recognition engines. Mitek develops recognition technology using advanced neural networking techniques and deploys this expertise in fraud prevention, check, financial document and forms processing applications. These applications automatically process over 8 billion documents per year for a variety of OEMs, reseller partners and end users.
For more information about Mitek Systems, contact the company at 14145 Danielson Street, Suite B, Poway, CA 92064; 858-513-4600 or visit www.miteksys.com.


    Forward-Looking Statement Disclosure

    With the exception of historical matters, the matters discussed in this news release are forward-looking statements that involve risks and uncertainty. Forward-looking statements include, but are not limited to, statements relating to the listing of the Company's stock on Nasdaq. The Company's actual results could differ from such forward-looking statements. There can be no assurance that the Company will achieve the results set forth herein. Mitek and Mitek Systems are registered trademarks of Mitek Systems, Inc. All other product or company names may be trademarks or registered trademarks of their respective holders.



SOURCE  Mitek Systems, Inc.
    -0-                             04/05/2004
    /CONTACT: James B. DeBello, President and CEO of Mitek Systems, Inc., +1-858-513-4600; or general information, Laurie Berman, +1-310-407-6546, or investors, Jocelyn Hunter, +1-415-248-3433, both of Financial Relations Board, for Mitek Systems, Inc./
    /Web site:  http://www.miteksys.com /
    (MITK)

CO:  Mitek Systems, Inc.
ST:  California
IN:  CPR HTS STW FIN
SU: